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                                                                   EXHIBIT 10(N)


                               THE BIBB COMPANY

                        SEVERANCE AND CHANGE IN CONTROL
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                        POLICIES FOR EXECUTIVE OFFICERS
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                                SEVERANCE POLICY
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     This policy is effective January 1, 1998, for those executive officers of
The Bibb Company who are identified on Schedule A attached hereto. In the event of termination of employment of any of said persons, who are referred to as "Executive Officers," under circumstances described below, the Company will pay to said Executive Officer an amount equal to his or her monthly base compensation in effect immediately prior to said termination multiplied by the number of months indicated for him or her on Schedule A, plus the target incentive payment (indicated as a percentage of base compensation) on said Schedule A for either this 12 month or 24 month period, as appropriate, reflected on Schedule A. Said payment will be made in a lump sum in cash no later than thirty days after the effective date of his or her termination.

     The payment described above will be made in the event of termination of employment on the initiative of the Company for any reason other than for Cause, as defined below. It will not be made if the Executive Officer voluntarily resigns. Termination will be deemed to be made on the initiative of the Company, however, if the Executive Officer resigns for Good Reason as defined below.

     A termination is for "Cause" if it is made because (1) the Executive Officer is convicted of, or pleads nolo contendere to a crime (either a felony or a misdemeanor) against the Company, or crime which materially adversely affects the reputation of the Company, as determined in the sole discretion of the Compensation Committee of the Company's Board of Directors, or (2) the Executive Officer has received written notice of unacceptable performance of his or her responsibilities and duties to the Company and has failed to correct said performance within thirty days of said notice.

     An Executive Officer will be deemed to have terminated for "Good Reason" if
(1) his or her duties are substantially reduced or (2) his or her base compensation is reduced by more than 10% or (3) he or she is required to perform substantially all services for the Company at a location which is more than fifty miles from the location of performance of said services at January 1, 1998, or at such later date as said Executive Officer may first be listed on Schedule A.

                             CHANGE IN CONTROL POLICY
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     In the event of a Change in Control of the Company the Executive Officer
will be paid the lump sum cash amount described in the Severance Policy upon the closing of any transaction which is defined in paragraph 1 or 3 of the definition of Change in Control described below, or no later than thirty days after the last purchase required to effect a Change in Control as defined in paragraph 2 of the definition described below said Change in Control. Said payment shall be made whether or not this employment has terminated and regardless of the reason for any such termination. Only one payment shall be made, even though the provisions of the Severance Policy and of this Change in Control Policy may both apply, it being the intention of the Company that there be no duplication of payments under these policies.

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     For the purposes of this Plan, a "Change in Control" shall mean if at any time any of the following events shall have occurred:

1. Any sale of all or substantially all of the Corporation's assets to any person or entity (a "Person");

2. Any sale or series of related sales which, in aggregate, transfer fifty percent (50%) or more of the voting shares of the Corporation to any Person or group of Persons (as the term "group" is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

3. Any merger of the Corporation with any other Person following which the Corporation is not the surviving entity.

4. Notwithstanding the foregoing, "Change in Control" shall not include any sale, merger or consolidation with or to any Person in which the shareholders of the Corporation immediately prior to such sale, merger or consolidation own or obtain controlling voting power of such Person immediately following such transaction.

     If the Executive Officer is a Disqualified Individual (as the term "Disqualified Individual" is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto) and if any payment by the Corporation to the Executive Officer under this Agreement or otherwise would be an excess Parachute Payment (as the term "Excess Parachute Payment" is defined in Section 280G of the Code or any successor provision thereto), then the Executive Officer shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-up Payment shall be in an amount such that, after payment by the Executive Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon the Gross-Up Payment pursuant to Section 4999 of the Code, or any successor provision thereto and any tax imposed by any comparable provision of state law, the Executive Officer retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payment. All determinations and calculations required to be made under this paragraph shall be made by a nationally-recognized accounting firm (the "Accounting Firm") selected by the Executive Officer. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations made under this paragraph shall be borne by the Corporation.

                             AMENDMENT OF POLICIES
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     These policies may be amended by the Compensation Committee at any time provided that the effective date of any amendment which is adverse to the interest of the Executive Officers shall be no earlier than one year from written notice thereof to the Executive Officer. The Compensation Committee may add Executive Officers to Schedule A at any time.


                           NONDUPLICATION OF PAYMENTS
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     In the event that the Executive Officer is also a party to an individual agreement with the Company which provides for a continuation of compensation under the same circumstances described in either the Severance Policy or Change in Control Policy described above, any payments due under said agreement will be offset against payments due under said policy(ies).